Exhibit 10.23.9

AMENDMENT TO
MACY’S, INC. 401(k) RETIREMENT INVESTMENT PLAN
The Macy’s, Inc. 401(k) Retirement Investment Plan (the “Plan”) is hereby amended, effective as of January 1, 2009 and in order to reflect the provisions of the Worker, Retiree, and Employer Recovery Act of 2007 that waived required minimum distributions for 2009, by adding a new Section 17.19 reading as follows to the end of Article 17 of the Plan.
17.19    2009 Waiver of Required Minimum Distributions. Notwithstanding any other provision of the Plan to the contrary, in order to reflect Section 201 of the Worker, Retiree, and Employer Recovery Act of 2008 that added Section 401(a)(9)(H) to the Code, the following subsections of this Section 17.19 shall apply under the Plan.
17.19.1 To the extent any other provisions of the Plan would otherwise require that a benefit has to begin being paid to a Participant (or, in the case where a Participant dies before the commencement of any benefit to him or her, if any other provision of the Plan would otherwise require that a benefit has to begin being paid to a Participant’s beneficiary) with respect to a 2009 required minimum distribution calendar year, such provisions shall be disregarded (but such provisions shall not be disregarded in determining whether a benefit must begin being paid to such Participant or such beneficiary with respect to any calendar year other than with respect to a 2009 required minimum distribution calendar year).
17.19.2 Nothing set forth in Subsection 17.19.1 above shall be deemed (i) to prevent a Participant (or a deceased Participant’s beneficiary) to affirmatively elect that a benefit begin being paid to him or her with respect to a 2009 required minimum distribution calendar year when such an election is permitted under any other provisions of the Plan or (ii) to cause a suspension of any benefit payable to a Participant (or a deceased Participant’s beneficiary) under the other provisions of the Plan that did not begin to be paid with respect to a 2009 required minimum distribution calendar year.
17.19.3 If a Participant (or a deceased Participant’s beneficiary) has a benefit begin being paid to him or her under the Plan due to his or her affirmative election with respect to a 2009 required minimum distribution calendar year, the payments made of such benefit with respect to such 2009 required minimum distribution calendar year shall not be considered as payments required by Code Section 401(a)(9) for purposes of the direct rollover distribution provisions of Section 11.9 above (even if they would so be considered but for the provisions of this Section 17.19).
17.19.4 For purposes of this Section 17.19: (i) any other provisions of the Plan will be deemed to otherwise require that a benefit has to begin being paid to a Participant “with respect to a 2009 required minimum distribution calendar year” when the 2009 calendar year would otherwise be the latest calendar year ending prior to or on the latest date which could serve as the Participant’s Required Commencement Date under Section 2.1.28 above; and (ii) any other provisions of the Plan will be deemed to otherwise require that a benefit has to begin being paid to a Participant’s beneficiary “with respect to a 2009 required minimum distribution calendar year” when the 2009 calendar year would otherwise be the latest calendar year ending prior to or on the latest date on which such benefit could begin being paid to the beneficiary under Articles 9A and 9B above.
IN ORDER TO EFFECT THE FOREGOING PLAN REVISION, the sponsor of the Plan hereby signs this Plan amendment.
MACY’S, INC.
By: /s/ David W. Clark
Title: EVP, Human Resources
Date: December 2, 2011